CYTORI THERAPEUTICS CONTACT
Megan McCormick
+1.858.875.5279
mmccormick@cytori.com

Cytori Reports Fourth Quarter and Full Year 2013 Business and Financial Results

SAN DIEGO, March 11, 2014—Cytori Therapeutics (NASDAQ: CYTX) reports its fourth quarter and year end 2013 business and financial results and provides an outlook for 2014.

Cytori achieved total revenues for the year and fourth quarter ended December 31, 2013 of $12.2 million and $3.5 million, respectively, compared to $14.5 million and $7.3 million, respectively, for the same periods in 2012. Total product and contract revenue for 2013 increased 14% to $10.4 million, compared with $9.1 million in 2012, despite a reduction in product revenues of $1.6 million. Product revenues do not include $3.6 million in shipments to customers in 2013, which are expected to be recognized as revenue in 2014. Non recurring and non cash development revenue decreased to $1.8 million in 2013 compared with $5.4 million in 2012. Total net loss was reduced to $26.2 million in 2013 compared with $32.3 million in 2012. Cytori ended the year with $15.5 million of cash and cash equivalents and $4.2 million in accounts receivable, net. In January 2014, Cytori received an additional $9 million upon completion of the second closing of the previously announced Lorem Vascular stock purchase agreement.

2013 and Year-To-Date Highlights:

•	Activated enrollment in all eight ATHENA sites and first ATHENA II site;

•	Achieved all three planned contract milestones related to our BARDA contract;

•	Achieved FDA Investigational Device Exemption (IDE) approval for a hamstring injury clinical trial;

•	Received Intravase® CE Mark approval to enable vascular use in the EU;

•	Received marketing approvals for the Celution® System in Australia, Serbia and Singapore;

•	Divested non-core Puregraft® product for $5 million upfront and up to $10 million in future royalties;

•	Formed a commercialization partnership with Lorem Vascular; and

•	Refinanced term loan to extend maturity to 2017.

“We laid important groundwork in 2013 to enable the achievement of multiple potentially impactful milestones in 2014,” said Christopher Calhoun, CEO of Cytori Therapeutics. “We implemented important amendments to the ATHENA trial to optimize efficiency and enrollment, delivered data to BARDA that we believe demonstrates successful achievement of the three required proof-of-concept objectives, grew our product and contract revenue by 14% before factoring an additional $3.6 million of product shipments, raised approximately $29 million through two strategic transactions and successfully restructured our term loan.”

Primary 2014 Operating Objectives:

•	Complete ATHENA enrollment, and make substantial enrollment progress in ATHENA II

•	Publish long term outcomes from European PRECISE trial

•	Advance the BARDA contract into the next phases including a U.S. feasibility trial and expanded research and development

•	Achieve approval for the Celution® System in China

•	Grow research product sales in existing and new markets through new partnerships and recent changes in Japanese regenerative medicine law

“Looking ahead, we expect key decisions regarding fulfillment of our BARDA contract and completion of enrollment in our ATHENA trials,” said Christopher Calhoun.  “Regarding our commercial business, we experienced growth in demand for Celution® products in 2013 and are focused on achieving approval for the Celution® System in China and supporting implementation of the recent Japanese cell therapy regulations as potential significant drivers of future growth.”

Financial Performance and Guidance

Total product and contract revenue for the year ended December 31, 2013 was $10.4 million, which consisted of $7.1 million in product sales and $3.3 million in BARDA contract revenue. This compares to total product and contract revenue for the year ended December 31, 2012 of $9.1 million, consisting of $8.7 million of product sales and $0.4 million in contract revenue. The fourth quarter 2013 product revenues were $2.7 million compared with $4.0 million in the fourth quarter 2012. As part of the year end financial review, the Company amended its revenue recognition policy. As a result, fourth quarter product revenues do not include $3.6 million of product orders shipped to customers which Cytori anticipates to recognize as revenue in 2014.

Gross profit was $1.6 million for the fourth quarter ended December 31, 2013, compared to $2.6 million in the fourth quarter in 2012 and $3.7 million for the full year 2013 compared with $4.7 million in 2012.

Research and development expenses were $17.1 million and $5.1 million for the year and fourth quarter ended December 31, 2013, compared to $13.6 million and $4.0 million for the same periods in 2012. This planned increase was principally associated with contract activities performed under the BARDA contract and clinical trial costs. Sales, general and administrative expenses remained flat at $25.1 million and $6.4 million for the year and fourth quarter ended December 31, 2013, compared with $25.2 million and $6.3 million for the respective periods in 2012.

Net loss was $26.2 million, or ($0.39) per share, and $10.0 million, or ($0.14) per share, for the year and fourth quarter ended December 31, 2013, respectively. This compares to $32.3 million, or ($0.55) per share, and $3.8 million, or ($0.06) per share for the same periods of 2012, respectively. Net loss narrowed principally due to gains associated with strategic transactions.

At December 31, 2013, Cytori had $15.5 million of cash and cash equivalents and $4.2 million of accounts receivable, net. Subsequent to the end of 2013, Cytori received an additional $9 million upon completion of the second closing of the stock purchase agreement related to the Lorem Vascular partnership. During 2013, Cytori raised approximately $29 million through the partnership with Lorem Vascular, and the divestiture of the non-core Puregraft® product line. Cytori also successfully refinanced its term loan that deferred principal payments by one year and extended maturity of the loan from April 2015 to July 2017.

In 2014, Cytori expects to continue to realize modest product revenue growth, consistent with the current predominantly research oriented customer base. Contract revenues may increase or decrease significantly depending on the outcome of an upcoming review process with BARDA. Change in research and development expenses will depend primarily on the outcome of the BARDA decision. SG&A expenses are projected to remain flat in 2014.

Cardiovascular Disease

In 2013, Cytori focused its clinical resources on the U.S. ATHENA trial, a prospective, multi-center, double-blind, randomized and placebo-controlled clinical trial investigating Cytori Cell Therapy for heart failure due to ischemic heart disease. During the year, Cytori reviewed and modified its ATHENA and ATHENA II protocols to streamline the screening and enrollment processes and to enhance safety. The implementation of these protocol amendments substantially slowed the enrollment of the trial. However, currently all eight trial centers are active, and data is anticipated to be available approximately eight months following the completion of enrollment. The planned ATHENA II trial, which will study a higher cell dose in the same patient population as ATHENA, has been initiated at the first of two trial sites and the eight ATHENA trial sites would be transitioned to enroll into ATHENA II once ATHENA enrollment is complete. Data from ATHENA II is anticipated to be available in 2015.

Soft Tissue

In the fourth quarter of 2013, Cytori submitted a series of reports to BARDA, which it believes demonstrate that the Company has achieved the three principal objectives of the base contract that may qualify Cytori to receive additional phases of the master contract worth up to $101 million for continued product development and clinical trials. The Company expects to obtain a decision from BARDA on the acceptance of these objectives and next steps in the first half of 2014. Favorable review from BARDA may lead to significantly expanded funding for a U.S. clinical trial program in thermal burn injury, further support for ongoing development of the next generation Celution® System, and expanded preclinical studies. Additionally, Cytori anticipates opportunities for further evaluation and funding under the current BARDA contract throughout 2014 as new data is obtained.

Subsequent to the end of 2013, Cytori announced the receipt of FDA approval to begin RECOVER, a U.S. IDE (“Investigational Device Exemption”) safety and feasibility trial for hamstring injury. Following a 90-day assessment of the first ten patients and assessment of the feasibility, RECOVER may be expanded to a multi-center, double-blind, placebo-controlled trial in an additional 60 patients. This trial is a component of Cytori’s strategy to expand its pipeline into sports medicine and orthopedics. There are numerous investigator led studies actively enrolling patients around the world and data from at least one of these studies is anticipated to be reported during the first half of the year.

Commercialization

Cytori’s commercial activities have been focused primarily on market development and targeted sales to physicians and hospitals conducting independent cell therapy research in regions with Celution® System regulatory approvals. Because of this, historical sales were substantially based on capital equipment with long buying cycles. These research oriented sales have been strategic in supporting additional clinical data, expanded regulatory clearances and supporting partnerships to move the Company closer to a transition to the utilization and consumable phase of commercialization. Specifically to this effort, in 2013 Cytori expanded its market access through the CE Mark for vascular delivery of the Intravase® reagent and new Celution® System country approvals in Australia, Serbia and Singapore. With a dedicated Japanese office and sales team, and an established customer and distributor network, Cytori believes it is positioned to benefit from the new regenerative medicine laws enacted in Japan in late 2013 and with planned implementation in late 2014. In addition, Cytori and Lorem Vascular are working to achieve regulatory approval for the Celution® System in China during the course of 2014.  Establishment of the Lorem Vascular partnership could result in acceleration of revenues in late 2014 and going forward. Cytori will provide updates on the future revenue implications of these international activities as they progress.

Management Conference Call Webcast and Shareholder Letter Information

Cytori will host a management conference call at 5:00 p.m. Eastern Time today to further discuss the Company's progress. The webcast will be available live and by replay two hours after the call and may be accessed under "Webcasts" in the Investor Relations section of Cytori's website. If you are unable to access the webcast, you may dial in to the call at +1.877.402.3914, Conference ID: 8527517.

About Cytori

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and other medical conditions.  Our scientific data suggest ADRCs improve blood flow, moderate the inflammatory response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® System product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements that involve known and unknown risks and uncertainties. All statements, other than historical facts, including statements regarding the expected timing of the completion of enrollment of the ATHENA clinical trials, our ability and timeline to meet the BARDA proof-of-concept milestones, the potential for the BARDA contract to represent a fully funded pathway to U.S. commercialization, our expectation of continuing demand from investigator initiated trial customers, our publication of 18 month trial outcomes from the PRECISE trial, our ability to maintain our sales, general and administrative expenses at current levels, and our outlook and financial guidance for 2014 are forward looking statements. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks include the level of future interest in our products by Japan research institutions, performance of our Japan distribution network, clinical, pre-clinical and regulatory uncertainties, such as those associated with the ATHENA clinical trial and the BARDA proof-of-concept milestones, including risks in the collection and results of clinical data, final clinical outcomes, dependence on third party performance, performance and acceptance of our products in the marketplace, and other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings, including in its annual and quarterly reports.

There may be events in the future that we are unable to predict, or over which we have no control, and our business, financial condition, results of operations and prospects may change in the future. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless we have an obligation under U.S. Federal securities laws to do so.

CYTORI THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$15,506,000	$25,717,000
Accounts receivable, net of reserves of $1,445,000 and of $278,000 in 2013 and 2012, respectively	4,152,000	3,926,000
Inventories, net	3,694,000	3,175,000
Other current assets	1,225,000	1,161,000

Total current assets	24,577,000	33,979,000

Property and equipment, net	1,054,000	2,174,000
Restricted cash and cash equivalents	350,000	350,000
Investment in joint venture	—	85,000
Other assets	2,812,000	2,740,000
Intangibles, net	9,345,000	—
Goodwill	3,922,000	3,922,000

Total assets	$42,060,000	$43,250,000

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$6,077,000	$7,411,000
Current portion of long-term obligations, net of discount	3,191,000	9,784,000
Termination fee obligation	400,000	—
Puregraft divestiture obligation	547,000	—
Joint Venture purchase obligation	4,691,000	—
Warrant liability, current	—	418,000

Total current liabilities	14,906,000	17,613,000

Deferred revenues, related party	—	638,000
Deferred revenues	212,000	2,635,000
Option liability	—	2,250,000
Long-term deferred rent	710,000	756,000
Long-term obligations, net of discount, less current portion	23,100,000	12,903,000

Total liabilities	38,928,000	36,795,000

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2013 and 2012	—	—
Common stock, $0.001 par value; 145,000,000 shares authorized; 71,305,375 and 65,914,050 shares issued and outstanding in 2013 and 2012, respectively	71,000	66,000
Additional paid-in capital	303,710,000	281,117,000
Accumulated other comprehensive income	256,000	—
Accumulated deficit	(300,905,000)	(274,728,000)

Total stockholders’ equity	3,132,000	6,455,000

Total liabilities and stockholders’ equity	$42,060,000	$43,250,000

CYTORI THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012

Product revenues	$2,706,000	$3,967,000	$7,122,000	$8,709,000

Cost of product revenues	1,126,000	1,412,000	3,421,000	4,000,000

Gross profit	1,580,000	2,555,000	3,701,000	4,709,000

Development revenues:
Development, related party	—	469,000	638,000	2,882,000
Development	—	2,529,000	1,179,000	2,529,000
Government contract and other	754,000	360,000	3,257,000	381,000
	754,000	3,358,000	5,074,000	5,792,000
Operating expenses:
Research and development	5,072,000	4,013,000	17,065,000	13,628,000
Sales and marketing	2,573,000	2,081,000	9,026,000	9,488,000
General and administrative	3,807,000	4,183,000	16,031,000	15,672,000
Change in fair value of warrant liability	—	(1,453,000)	(418,000)	(209,000)
Change in fair value of option liability	—	(150,000)	(2,250,000)	340,000

Total operating expenses	11,452,000	8,674,000	39,454,000	38,919,000

Operating loss	(9,118,000)	(2,761,000)	(30,679,000)	(28,418,000)

Other income (expense):
Loss on asset disposal	—	—	(257,000)	—
Loss on debt extinguishment	—	—	(708,000)	—
Interest income	2,000	1,000	4,000	4,000
Interest expense	(941,000)	(804,000)	(3,396,000)	(3,386,000)
Other income (expense), net	(45,000)	(223,000)	(438,000)	(314,000)
Gain on Puregraft divestiture	61,000	—	4,453,000	—
Gain on previously held equity interest in Joint Venture	—	—	4,892,000	—
Equity loss from investment in Joint Venture	—	(36,000)	(48,000)	(165,000)

Total other income (expense)	(923,000)	(1,062,000)	4,502,000	(3,861,000)

Net loss	$(10,041,000)	$(3,823,000)	$(26,177,000)	$(32,279,000)

Other comprehensive income (loss) – foreign currency translation adjustments	398,000	—	256,000	—

Net comprehensive loss	$(9,643,000)	$(3,823,000)	$(25,921,000)	$(32,279,000)

Basic and diluted net loss per common share	$(0.14)	$(0.06)	$(0.39)	$(0.55)

Basic and diluted weighted average common shares	69,662,038	59,581,607	67,781,364	58,679,687

CYTORI THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(26,177,000)	$(32,279,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,630,000	933,000
Amortization of deferred financing costs and debt discount	893,000	930,000
Joint Venture acquisition obligation accretion	204,000	—
Provision for doubtful accounts	1,141,000	144,000
Change in fair value of warrants	(418,000)	(209,000)
Change in fair value of option liability	(2,250,000)	340,000
Stock-based compensation	3,608,000	3,904,000
Equity loss from investment in joint venture	48,000	165,000
Loss on asset disposal	257,000	—
Gain on previously held equity interest in Joint Venture	(4,892,000)	—
Gain on sale of assets	(4,453,000)	—
Loss on debt extinguishment	708,000	—
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	(1,209,000)	(1,810,000)
Inventories	(459,000)	143,000
Other current assets	(24,000)	(324,000)
Other assets	(854,000)	(74,000)
Accounts payable and accrued expenses	(409,000)	1,183,000
Deferred revenues, related party	(638,000)	(2,882,000)
Deferred revenues	(1,223,000)	(2,609,000)
Long-term deferred rent	(46,000)	252,000

Net cash used in operating activities	(34,563,000)	(32,193,000)

Cash flows from investing activities:
Purchases of property and equipment	(519,000)	(1,204,000)
Proceeds from Puregraft divestiture	5,000,000	—
License agreement termination fee	(800,000)	—
Cash acquired in purchase of Joint Venture	5,000	—

Net cash provided by (used in) investing activities	3,686,000	(1,204,000)

Cash flows from financing activities:
Principal payments on long-term obligations	(22,304,000)	(2,692,000)
Proceeds from long-term obligations	27,000,000	—
Debt issuance costs and loan fees	(1,744,000)	—
Payments toward purchase of Joint Venture	(221,000)	—
Proceeds from exercise of employee stock options and warrants and stock purchase plan	225,000	1,413,000
Proceeds from sale of common stock	18,000,000	24,953,000
Costs from sale of common stock	(184,000)	(1,482,000)

Net cash provided by financing activities	20,772,000	22,192,000

Effect of exchange rate changes on cash and cash equivalents	(106,000)	—

Net (decrease) increase in cash and cash equivalents	(10,211,000)	(11,205,000)

Cash and cash equivalents at beginning of year	25,717,000	36,922,000

Cash and cash equivalents at end of year	$15,506,000	$25,717,000